Exhibit 5.25

Suite 2200 1201 Third Avenue Seattle, WA 98101-3045 (206) 622-3150 tel (206) 757-7700 fax dwt.com

March 17, 2016

StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Re:	StoneMor Partners L.P.

Ladies and Gentlemen:

We have acted as special counsel in the States of Oregon and Washington to StoneMor Oregon LLC, an Oregon limited liability company (“Oregon LLC”), StoneMor Oregon Subsidiary LLC, an Oregon limited liability company (“Oregon Subsidiary LLC”), StoneMor Washington, Inc., a Washington corporation (“Washington Inc.”) and StoneMor Washington Subsidiary LLC (“Washington Subsidiary LLC”) (each individually a “Local Entity” and, collectively, the “Local Entities”) in connection with the matters described below. Oregon LLC and Oregon Subsidiary LLC shall be referred to herein individually as an “Oregon Local Entity” and collectively as the “Oregon Local Entities.” Washington Inc. and Washington Subsidiary LLC shall be referred to herein individually as a “Washington Local Entity” and collectively as the “Washington Local Entities.” We have been advised, and therefore assume, that each Local Entity is a wholly-owned subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”).

We have acted as special counsel in the States of Oregon and Washington to the Local Entities in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7/8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7/8% Senior Notes due 2021 (together with the New Notes, the

March 17, 2016

“Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes as set forth in the Indenture described below (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 as amended by Supplemental Indenture No. 1 thereto dated as of August 8, 2014 (as so amended, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

As special local counsel to the Local Entities, we have only represented such parties in connection with the Reviewed Documents (as defined below) and certain other specific matters referred to us from time to time. Except for the issuance of this opinion letter and a prior opinion letter issued on the date of the Indenture, we have not represented the Local Entities in connection with the Reviewed Documents or the transactions provided for therein. We have not been involved in the drafting, preparation or negotiation of the Indenture or the Registration Statement, except for the preparation of the Oregon and Washington portions of Part II, item 20 of the Registration Statement. We do not have knowledge of many of the transactions in which one or more of the Local Entities have engaged or of its or their day-to-day operations or activities, and no inference should be drawn as to our knowledge beyond the scope of the specific matters as to which we have been engaged as counsel to one or more of the Local Entities.

This opinion letter is to be interpreted in accordance with customary practice as to the matters addressed, the meaning of the language used and the scope and nature of the work we have performed.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Reviewed Documents”), and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed:

(a) the Indenture;

(b) the Articles of Organization, Certificate of Formation or Articles of Incorporation of each Local Entity, as applicable, as listed on Exhibit A attached hereto, which documents have been certified by the secretary or another officer of such Local Entity as being complete and in full force and effect;

(c) the Operating Agreement or Bylaws of each Local Entity, as applicable, as listed on Exhibit A attached hereto, which documents have been certified by the secretary or another officer of such Local Entity as being complete and in full force and effect;

March 17, 2016

(d) the authorizing resolutions of each Local Entity, as listed on Exhibit A attached hereto, which resolutions have been certified by the secretary or another officer of such Local Entity as being complete and in full force and effect, and which relate to the Reviewed Documents;

(e) the certificate of existence issued for each Local Entity by the Secretary of State specified on Exhibit B and dated as of the date set forth on Exhibit B (collectively, the “Entity Certificates”);

(f) a Master Officer’s Certificate, dated the date of this opinion letter, of, among others, the Local Entities relating to certain of the factual matters (the “Officer’s Certificate”).

We have not reviewed, and do not render any opinion in connection with, any preliminary offering memorandum, final offering memorandum or any other document in connection with the Reviewed Documents or the transactions contemplated thereby other than the Reviewed Documents.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Local Entities, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have assumed that each Local Entity will receive direct or indirect benefits for entering into the transactions effected by the Indenture and such Local Entity’s Guarantee. We have further assumed that each of the authorizing resolutions listed on Exhibit A attached hereto remain in full force and effect and that no action has been taken by any of the Local Entities or their shareholders, directors, members or managers that would cause any thereof not to be in full force and effect.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of the Local Entities and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to the due formation and valid existence of the Local Entities, we have relied exclusively on the Entity Certificates.

Based on the foregoing, we are of the opinion that:

March 17, 2016

1.	Based solely upon our review of the Entity Certificates, (a) each of the Oregon Local Entities is a limited liability company duly formed and validly existing under Oregon law; (b) Washington Subsidiary LLC is a limited liability company duly formed and validly existing under Washington law; and (c) Washington Inc. is a corporation duly incorporated and validly existing under Washington law.

2.	As of the date of the Indenture, each Local Entity had the requisite limited liability company or corporate power and authority, as applicable, under the applicable Covered Applicable Laws (as defined below) to enter into and to perform its obligations under, the Indenture, and as of the date hereof each Local Entity had the requisite limited liability company or corporate power and authority, as applicable, under the applicable Covered Applicable Laws to enter into and to perform its obligations thereunder.

3.	The execution and delivery of the Indenture and the consummation of the transactions contemplated thereby (including the Guarantees of the Local Entities) have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of each Local Entity.

4.	The Indenture has been duly executed and delivered by each Local Entity to the extent that execution and delivery are governed by the laws of a Covered State (as defined below).

Our opinion is expressly limited to the laws of the State of Oregon as to the opinions given with regard to the Oregon Local Entities, and of the State of Washington as to the opinions given with regard to the Washington Local Entities (each of Oregon and Washington, a “Covered State”) (such laws are sometimes collectively referred to herein as the “Covered Applicable Laws”), and we express no opinion with respect to the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign. In addition, we render no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality, special political subdivision or other local governmental agency (whether created or enabled through legislative action at the federal, state or regional level). In rendering this opinion letter, we have assumed compliance with all laws other than the Covered Applicable Laws.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

March 17, 2016

This opinion letter is rendered solely for the benefit of the addressee hereof in connection with the Reviewed Documents, and this opinion letter may not be relied upon in connection with any other matter or by any other person or entity without our express prior written consent; provided that your lead counsel for the Registration Statement, Vinson & Elkins L.L.P., may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement. This opinion may not be quoted or in any way published or provided to any other person or entity without our express prior written consent, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Wright Tremaine LLP

EXHIBIT A TO OPINION LETTER

Formation and Authorization Documents

Local Entity	Formation Documents	LLC Agreement, Operating Agreement or Bylaws	Authorizing Resolutions
StoneMor Oregon LLC	Articles of Organization filed January 6, 2006	Operating Agreement dated January 6, 2006

(i) Unanimous Written Consent of all Directors, Managers and Governors of the Subsidiaries of StoneMor Partners L.P. (Other than StoneMor Operating LLC, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Osiris Holding of Maryland Subsidiary, Inc.) dated as of May 28, 2013; and

(ii) Unanimous Written Consent of all Directors, Managers and Governors of the Subsidiaries of StoneMor Partners L.P. (Other than StoneMor Operating LLC and Cornerstone Family Services of West Virginia Subsidiary, Inc.) dated March 16, 2016.

StoneMor Oregon Subsidiary LLC	Articles of Organization filed January 6, 2006	Operating Agreement dated January 6, 2006	[Same as above]

StoneMor Washington, Inc.	Articles of Incorporation dated August 21, 2006	Bylaws (undated)	[Same as above]

StoneMor Washington Subsidiary LLC	Certificate of Formation dated August 21, 2006	Operating Agreement dated August 21, 2006	[Same as above]

EXHIBIT B TO OPINION LETTER

Entity Certificates

Local Entity	Date of Certificate	Secretary of State’s Office
StoneMor Oregon LLC	March 14, 2016	State of Oregon
StoneMor Oregon Subsidiary LLC	March 14, 2016	State of Oregon
StoneMor Washington, Inc.	March 11, 2016	State of Washington
StoneMor Washington Subsidiary LLC	March 11, 2016	State of Washington